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                                                                    Exhibit 10.5

               CHILDREN'S HOSPITAL SPONSORED RESEARCH AGREEMENT

     THIS AGREEMENT is entered into effective the 31st day of December, 1998 (the "Effective Date") by and between CHILDREN'S HOSPITAL, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having a principal place of business located at 300 Longwood Avenue, Boston, Massachusetts ("Hospital") and ORAPHARMA, INC., a business corporation duly organized and existing under the laws of the State of Delaware and having a principal place of business located at 732 Louis Drive, Warminster, Pennsylvania ("Sponsor").

     WHEREAS, Sponsor has entered into a license agreement of even date (the "License Agreement") with Children's Medical Center Corporation ("CMCC"), an affiliate of Children's Hospital, pertaining to the commercial development of "Licensed Products" (as that term is defined in the License Agreement).

     WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to Hospital and to Sponsor and may further the practice of medicine and the research mission of Hospital in a manner consistent with its status as a non-profit, tax-exempt, teaching hospital;

     WHEREAS, Sponsor desires to provide to Hospital funding to support said research program on the terms and conditions of this Agreement;

     WHEREAS, Hospital desires to accept such funding on the terms and conditions of this Agreement.

     NOW, THEREFORE, the parties agree as follows:


1.   Scope of Work/Period of Performance

     (a) Subject to the terms and conditions of this Agreement, Hospital agrees to use reasonable efforts to cause the Principal Investigators to conduct the research program entitled "Mechanisms of Wound Healing in Oral Tissue," and, additionally, Samy Ashkar, Ph.D. to conduct the research programs entitled "Expression of OPN in Human Embryonic Cells" and "Biomimetic Peptides in Bone Reconstruction" as further described in Appendix A attached hereto and incorporated herein by reference (as the same hereafter may be amended, supplemented or otherwise modified from time to time with the prior written consent of the parties the "Program"). The parties acknowledge that the Program will be conducted during the period commencing on the date funding is initiated September 1, 1998 (the "Initiation Date"),

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and ending four (4) years and one (1) month thereafter, unless sooner terminated as provided hereafter or unless extended by mutual written agreement of the parties.

     (b) The Program shall be conducted at Hospital by the Principal Investigators and by such additional research staff working under the Principal Investigators' supervision as the Principal Investigators shall reasonably determine in consultation with Hospital.

     (c) Any material alteration in or significant amendment to the Program must be approved in writing by both Hospital and Sponsor prior to such alteration or amendment becoming effective.

     (d) Sponsor acknowledges that the Principal Investigators are engaged in certain other sponsored research projects as listed on Appendix B attached hereto and that such projects, as well as any projects unrelated to the subject matter hereof, are not subject to this Agreement and are explicitly excluded from the scope of the Program.

     (e) Sponsor and Principal Investigators agree that all animal protocols are subject to review and approval by the Hospital's Animal Care and Use Committee, and that no work on any such protocol shall begin until the approval is granted.


2.   Principal Investigators

     (a) The Principal Investigators for the Program will be Samy Ashkar, Ph.D. and Anthony Atala, MD. In the event either Principal Investigator becomes unable to complete the Program for any reason, the remaining Principal Investigator will complete the program. If both Principal Investigators are unable to complete the program, Hospital will, to the extent possible, propose a substitute principal investigator with qualifications reasonably similar to either Principal Investigator for Sponsor's approval, which approval shall not be unreasonably withheld. In the event Sponsor and Hospital agree upon a substitute Principal Investigator, this Agreement shall continue in full force and effect. If Sponsor and Hospital are unable to agree on a substitute Principal Investigator, this Agreement may be terminated in accordance with the provisions of Paragraph 8(a) of this Agreement.

     (b) Throughout the Program, Hospital agrees (i) to use its reasonable efforts to cause the Principal Investigators diligently and faithfully to perform their obligations hereunder and to carry out and complete the Program and (ii) not to unreasonably interfere with or restrict the ability of the Principal Investigators to perform such obligations or to carry out and complete the Program.

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3.   Payment

     (a) On the Effective Date, Sponsor shall pay Two-Hundred Thousand Dollars ($200,000) to Hospital, that Hospital may use at its discretion for reimbursement of expenses incurred prior to July 31, 1998 for research related to the development of technologies licensed to Sponsor in the License Agreement dated as of December 31, 1998

     (b) In consideration of Hospital undertaking to perform the Program, Sponsor shall, subject to the terms and conditions of this Agreement, pay to Hospital One Million Two Hundred Seventy Thousand Dollars (1,270,000) to be paid according to the following schedule:

                         Sponsored Research Agreement
                         ----------------------------
                               Payment Schedule
                               ----------------

               Timing                            Amount to Children's Hospital

           Prior to 1/1/99                               $41,666.66*
               12/31/98                                  $58,333.34
               12/31/98                                 $125,599.99
                3/31/99                                 $105,533.33
                6/30/99                                 $105,533.33
                9/30/99                                  $69,444.44
               12/31/99                                  $69,444.44
                3/31/00                                  $69,444.44
                6/30/00                                  $69,444.44
                9/30/00                                  $69,444.44
               12/31/00                                  $69,444.44
                3/31/01                                  $69,444.44
                6/30/01                                  $69,444.44
                9/30/01                                  $69,444.44
               12/31/01                                  $69,444.44
                3/31/02                                  $69,444.44
                6/30/02                                  $69,444.44
                                                      -------------
                               Total                  $1,270,000.00

*Remitted in two payments of $20,833.33 delivered in mid-September 1998 and early November 1998

     (c) The Principal Investigators shall be free to reallocate funds from one line item to another within the limit for any year as necessary to meet the objectives of the Program without prior approval of Sponsor, so long as the total budget for that year shall not be exceeded. If funding for any year is not completely expended during that year, the balance remaining shall be rolled forward and added to the next year's total funded amount, and in the event funds remain unspent at the end of the four year period, the Agreement and Program shall be automatically extended so that research conducted utilizing the balance shall be subject to this Agreement.

     (d) Any equipment purchased as part of the Program shall be owned by Hospital, shall be physically located at Hospital and shall remain the property of Hospital following completion of the Program.

     (e) Payment of all sums due hereunder shall be made by check payable as follows:

           Children's Hospital
           Research Finance Office
           300 Longwood Avenue
           Boston, MA  02115
           Ref: Agreement No. 2568

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     (f)   Sponsor shall have the right, exercisable ninety (90) days following the conclusion of any given project year and upon reasonable prior written notice to and at a mutually convenient time, to audit the expenditure by Hospital and the Principal Investigator of the funding provided by Sponsor hereunder for performance of the Program in said project year; provided that such right may not be exercised by Sponsor more than one time during any calendar year. Sponsor shall maintain the confidentiality of all information disclosed or observed in connection with such audits.

     (g) Nothing contained herein shall be construed as requiring Hospital or the Principal Investigator or any Hospital research staff to work on any project or process which is prohibited by law or by any international treaty to which the United States of America is a party, or which may be harmful or detrimental to public health, patient safety or good clinical care or which may be considered to be immoral.


4.   Publications

     Sponsor acknowledges that Hospital is an academic medical center and that, subject to compliance with their respective obligations and the obligations of Hospital hereunder in this paragraph 4, the Principal Investigator and his/her collaborators shall be free to publish the results of their research without restraint. Sponsor further acknowledges that (i) adequate protection of intellectual property rights which may arise under the Program requires effective communication between Sponsor and the Principal Investigator throughout the course of the Program; and (ii) Sponsor has the right, opportunity and obligation to follow the Program to determine as promptly as practicable the potential for protecting a patentable invention(s) arising under the Program. Notwithstanding the above, in order to permit Sponsor an opportunity to determine if a patentable invention(s) or Sponsor Confidential Information (as defined in this Agreement) is therein disclosed, Hospital agrees to use reasonable efforts to cause the Principal Investigators, and other Program personnel and by acknowledging this Agreement the Principal Investigators accept their obligations, to (i) submit to Sponsor a substantially complete draft of any manuscript or abstract reporting on the Program and submitted for consideration for publication or to a conference, as applicable, no later than thirty (30) days prior to the day such manuscript or abstract is so submitted; and (ii) notify Sponsor of any conference at which the results of the Program will be presented without abstract, but in any event at least thirty
(30) days prior to presentation at such conference. Sponsor agrees to hold all such submissions and information in confidence. Sponsor agrees to promptly notify Hospital and the Principal Investigators if any action is necessary to delete Sponsor Confidential Information or to secure patent protection for a patentable invention(s) disclosed in any such material. If requested by Sponsor, Hospital agrees to include in any publication of the results of the Program acknowledgment of Sponsor's financial support of the Program.


5.   Sponsor Confidential Information

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     (a)   The parties acknowledge that as part of the scientific collaboration between Sponsor and Hospital in connection with the Program, Sponsor may find it necessary or desirable to the conduct of the Program to disclose to Hospital's Office of Research Administration, Finance, Public Affairs or General Counsel certain confidential and proprietary information and trade secrets of Sponsor. Such information may take the form of, among other things: data concerning scientific discoveries made by Sponsor; Sponsor's manufacturing strategies and processes; Sponsor's marketing plans; data from Sponsor's evaluations in animals and humans; Sponsor's budget information; Sponsor's strategy for or status of regulatory approval; or Sponsor's forecasts of sales and sales data, and other proprietary or confidential information (hereafter referred to collectively as "Sponsor Confidential Information").

     (b) Notwithstanding the above, Sponsor acknowledges and agrees that none of the information described in subparagraph (a) above will be considered Sponsor Confidential Information for purposes of this Agreement, unless said information is disclosed by Sponsor in writing and is clearly marked as confidential, or, where verbally disclosed by Sponsor, is followed within thirty
(30) days of such verbal disclosure by a writing from Sponsor confirming such disclosure and indicating that such disclosure is confidential.

     (c) Notwithstanding anything herein to the contrary and consistent with Hospital's policies, Sponsor further acknowledges and agrees that Sponsor Confidential Information shall not include data generated by Hospital or the Principal Investigator or his/her associates, coworkers or staff in connection with the Program. Sponsor and Hospital acknowledge that such data is subject to the disclosure limitation included in Section 4 of this Agreement.

     (d) Subject to the terms and conditions of this Agreement, Hospital hereby agrees that during the term of the Research Agreement and for a period of five (5) years thereafter, Hospital shall (i) cause Hospital staff assigned to any of the Office of Research Administration, Finance, Public Affairs or General Counsel not to publicly divulge, disseminate, publish or otherwise disclose any Sponsor Confidential Information without Sponsor's prior written consent; (ii) limit access to Sponsor Confidential Information to those members of Hospital staff in the above-mentioned Offices who have a need for such Sponsor Confidential Information in connection with the administration of this Agreement; and (iii) cause Hospital staff in the above-mentioned Offices to return to Sponsor any documents, drawings, sketches, designs, products or samples containing Sponsor Confidential Information, together with any copies thereof, promptly upon termination of this Agreement or upon Sponsor's request therefor; provided that Hospital may retain for its business records a copy of the following: (aa) the Program protocol; (bb) Program budget information; (cc) Program payment records; and (dd) such other documents and information as Hospital shall reasonably determine are necessary for Hospital to conduct the Program in compliance with Hospital policies and procedures and applicable law.

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     (e)   Sponsor and Hospital acknowledge and agree that the obligations set out in this Section 5 shall not apply to any portion of the Sponsor Confidential Information which Hospital can demonstrate:

     (i) was at the time of disclosure to Hospital, or thereafter became (prior to its publication, divulgence or use) through no fault of Hospital, a part of the public domain by publication or otherwise; or

     (ii) was already properly and lawfully in Hospital's possession at the time it was received from Sponsor; or

     (iii) was lawfully received by Hospital from a third party who was under no obligation of confidentiality with respect thereto; or

     (iv) Hospital independently developed without reference to the Sponsor Confidential Information; or

     (v) is required by law or judicial process (including patent applications) to be disclosed (but only to the extent of such required disclosure and only after prompt notification in writing to Sponsor prior to disclosure in order to provide Sponsor a reasonable opportunity to avoid and/or to obtain confidential treatment for such information); or

     (vi) would jeopardize patient safety or the provision of high quality health care to patients of the Hospital if not disclosed.

     (f) Notwithstanding anything herein to the contrary, Sponsor agrees that it shall not disclose to Hospital staff in any of the above-mentioned Offices any information which is Sponsor Confidential Information: (i) except to the extent reasonably necessary for Sponsor to fulfill its obligations under this Agreement; or (ii) unless the Principal Investigator has requested such information and Hospital has agreed in writing to accept such disclosure. All other information and communications between Sponsor and Hospital shall be deemed to be provided to Hospital by Sponsor on a non-confidential basis.

     (g) Sponsor agrees that Hospital shall not be liable to Sponsor or to any third party claiming by or through Sponsor for any unauthorized disclosure or use of Sponsor Confidential Information which occurs despite Hospital's compliance with its obligations under this Agreement.

     (h) If Sponsor requires the Principal Investigators to execute a confidentiality agreement in connection with the Program, such executed agreement, in the form of the Hospital's Confidential Disclosure Agreement, shall he attached hereto for reference only as Appendix A.

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6.   Intellectual Property

     (a) Hospital represents that the Hospital's principal investigators and staff are required to assign inventions and rights to intellectual property to Children's Medical Center Corporation.

     (b) It is anticipated that one or more inventions will be conceived and at least partially reduced to practice in the performance of the program during the term of this Agreement. Any patentable invention conceived or first reduced to practice by Hospital, Principal Investigators, and/or other Hospital personnel in the performance of the Program shall be owned by Hospital and Hospital shall have the first right to determine whether to file patent applications thereon or to add such inventions to any existing Patent Rights (as defined in the License Agreement) and to determine disposition of any patents or other rights resulting therefrom (subject to Sponsor's licenses, options and other rights under the terms of this Agreement and the License Agreement). Hospital shall promptly notify Sponsor of the disclosure to Hospital of any such invention (but in any event within thirty (30) days of such disclosure to Hospital), and shall advise Sponsor whether such invention falls under Section 6(c) or 6(d) below. Hospital shall provide to Sponsor at Sponsor's request and at Sponsor's expense copies of documents relevant to the preparation, filing, prosecution and maintenance of any such patent application. Subject to the terms of this Agreement, any such information shall be held in confidence by Sponsor. Sponsor shall have the right to comment and render advice, concerns and opinions thereon, and Hospital shall use its reasonable efforts to incorporate said comments, advice and opinions as appropriate, in any such patent application. Sponsor shall reimburse Hospital for any out-of-pocket expenses Hospital incurs in evaluating, or consulting with Sponsor with regard to any patent application described herein. In the event Hospital elects not to file a patent application relating to an invention, it shall so notify Sponsor no later than sixty (60) days after Hospital's receipt of disclosure of an invention. In the event Hospital elects not to prosecute or maintain any patent or patent application described herein, Hospital shall so notify Sponsor at least thirty (30) days prior to taking, or not taking, any action which would result in abandonment, withdrawal or lapse of such patent or patent application. In any such event, Sponsor shall then have the right to file, prosecute or maintain the patent or patent application in Hospital's name at Sponsor's expense.

     (c) If an invention as contemplated under 6(b) is a composition, process or 2method of use, the practice or use of which would infringe an issued or pending claim of the Patent Rights (as defined in the License Agreement) covering the Licensed Products and/or Licensed Processes in the Field of Use, or if the invention is an improvement of, or enabling to the commercial exploitation in the Field of Use of Licensed Products and/or Licensed Processes in the Field of Use already licensed under the License Agreement, that invention will be incorporated into the Patent Rights under the License Agreement by amendment of Appendix I of the License Agreement. Any such invention shall be deemed automatically to be added to Appendix I to the

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License Agreement at the time of notification to Sponsor, and the parties agree to execute and deliver such documents and otherwise cooperate with each other in order to add such invention to Appendix I to the License Agreement and grant to Sponsor the appropriate rights and licenses with respect thereto. Sponsor shall reimburse Hospital for patent expenses for such inventions in accordance with the provisions of the License Agreement.

     (d) If an invention is not subject to subparagraph (c) above, Hospital hereby grants to Sponsor the exclusive option, exercisable as provided in subparagraph (e) below, to negotiate and enter into an exclusive, world-wide license to make, have made, use, offer for sale, sell, have sold, import and export products under any patent application and resulting patent rights resulting from inventions conceived and reduced to practice by Hospital or Hospital personnel in the performance of the Program, on terms and conditions to be negotiated by the parties hereto, but including the following:

     (i) Rights of the United States government, if any, reserved under Public Laws 96-517, 97-256, and 98-620, codified at 35 U.S.C. 200-212, and any regulations promulgated thereunder.

     (ii) Licensee will accomplish certain milestones negotiated by the parties to commercialize products.

     (iii) Any license granted pursuant to an agreement between Hospital and Sponsor shall be subject to a reservation of the unrestricted right of Hospital to use subject matter claimed in the licensed patent(s) for research purposes at no cost to Hospital and to license to other nonprofit institutions the right to use such subject matter solely for research purposes; provided that no commercial third party shall gain any rights in conflict with those granted to Sponsor hereunder.

     (iv) Any license granted pursuant to an agreement between Hospital and Sponsor shall include the CRICO Uniform Indemnification and Insurance provisions then in effect.

     (v) Licensee shall be granted a non-exclusive license to Know-How as defined in the License Agreement.

     (vi) Royalties shall be reasonable and consistent with industry standards. If the parties shall be unable to agree on financial terms within two (2) months ("Arbitration Date") of Sponsor's exercising its option under subparagraph (f) below, each shall promptly submit to the other names of one or more neutral experts as royalty arbitrator. If a mutual expert cannot be agreed on within two (2) weeks after the Arbitration Date, each party shall appoint an expert and the two experts shall select the royalty arbitrator within three (3) weeks after the Arbitration Date. The parties shall meet with the royalty arbitrator to determine the financial terms of such license within five (5) weeks after the Arbitration Date and the royalty arbitrator shall render binding financial terms within six (6) weeks of

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     the Arbitration Date. The parties shall execute a license agreement based on such terms within four (4) months of the option exercise date or the default provisions of subparagraph (f) shall apply, unless such delay is beyond the control of Licensee.

     (e) Hospital shall notify each Principal Investigator that he shall not, and by acknowledging this Agreement such Principal Investigator agrees that he shall not, seek or accept funding from a third party commercial sponsor within the scope of the Program which confers rights on such third party commercial sponsor or obligations on Hospital and/or the Principal Investigator, without express written consent of Sponsor. The Principal Investigator may seek and accept funding from a non-commercial sponsor within the Scope of the Program during the period in which Sponsor is funding research hereunder. The Principal Investigator shall notify Sponsor in writing concerning the research to be performed and his acceptance of the funding and Hospital shall disclose to Sponsor in writing on a confidential basis any invention or discovery within the scope of the Program disclosed by Principal Investigator to Hospital and arising from such research, whether or not funded by Sponsor. Hospital shall make good faith efforts to determine whether funding or support (including money, personnel, equipment, information or other resources) provided by Sponsor was used in connection with such research. Hospital agrees to notify the Principal Investigators and obtain their agreement to disclose to Sponsor any United States government funding that has been obtained, used or applied for by or on behalf of Hospital in the name of the Principal Investigators within the scope of the Research Program or based upon the subject matter of any Patent Rights.

     (f) Sponsor must exercise its option under subparagraph (d) above by providing to Hospital written notice of its desire to negotiate and execute a mutually acceptable license agreement and payment for costs incurred by Hospital in connection with the patent. Such notice and payment must be received within the three (3) month period immediately following the date of filing (and receipt of notice of such filing by Sponsor) the applicable patent application. In the event such a mutually acceptable license agreement is not executed within four
(4) months following the date Sponsor exercises its option hereunder, Hospital shall have no further obligation to Sponsor with respect thereto.

     (g) Title to and the right to determine the disposition of any copyrights or copyrightable material first produced or composed by Hospital in the performance of the Program shall remain with Hospital provided, however, that Hospital hereby grants to Sponsor an irrevocable, royalty-free, non-exclusive right to make and use copies of such material as may be reasonably necessary for internal use in the conduct of its business, subject to any patent rights retained by Hospital, provided however, that with respect to computer software and its programming documentation, such right is applicable only to computer software and its programming documentation specifically delivered under the Scope of Work described in Section 1 above.

     (h) The Transfer of Materials resulting from the Program and/or Licensed to Sponsor. The parties agree that Hospital has a responsibility to the nonprofit academic community to

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transfer materials that have resulted from the Program and/or have been licensed to Sponsor and that have been described in a publication. The parties agree that distribution of materials provides important benefits to both parties by allowing wider use and development of the materials. The parties agree that the goals of such transfers are to permit the advancement of knowledge and to ensure that the Hospital's ownership rights to the materials and any potential rights in any patent or patent applications, and consequently any rights obligated to Sponsor, are respected.

     For the purposes of this Agreement, the materials are defined as follows:

           -Research Materials are tangible research property created in the performance of the Program solely by Hospital personnel without information or materials provided by Sponsor;

           -The parties agree to the following procedure will be applied when request for materials are received by the Principal Investigators:

     (i) In keeping with Hospital policy, no Research Materials will be distributed prior to the execution of a Materials Transfer Agreement similar to that appended as Appendix D.

     (ii) Sponsor has the responsibility for distribution of Research Materials requested by for-profit organizations for use within the Field of Use (as defined in the License Agreement) at its sole discretion.

     (iii) Hospital has the responsibility for distribution of Research Materials to not-for-profit entities, and to for-profit organizations for use outside the Field of Use. Hospital will inform Sponsor of all requests for Licensed and Research Materials. The transfer will be at Hospital's sole discretion after full consideration of Sponsor's concerns. Hospital will send Sponsor copies of each agreement.

     (iv) In the event Hospital is notified of an invention or pending patent application under Section 4(c) of the Material Transfer Agreement, Hospital will seek to assert its ownership rights and to obtain exclusive responsibility for licensing any rights held jointly with the recipient institution. Any resulting Hospital rights will be subject to this Section 6 of this Agreement.


7.   Limitation of Liabilities and Indemnification

     (a) Sponsor shall indemnify, defend and hold harmless Hospital, its board members, officers, agents, servants, employees and medical and professional staff (the "Sponsor's Indemnitees") from and against any and all liability, loss, damage, claims, costs, actions, and suits, including costs, expenses, and attorneys fees, arising out of, resulting from, or directly or

                                       10
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indirectly relating to, any third party claims, suits, actions, demands or judgments arising out of Sponsor's performance under this Agreement, to the extent such liability, loss, damage or expense is not attributable to the negligent act or omission or reckless conduct or willful misconduct of Sponsor's Indemnitees.

     (b) Hospital shall indemnify, defend and hold harmless Sponsor, its board members, officers, agents, servants and employees (the "Hospital's Indemnitees") from and against any and all liability, loss, damage, claims, costs, actions and suits, including costs, expenses, and attorneys fees, arising out of, resulting from, or directly or indirectly relating to, any third party claims, suits, actions, demands or judgments arising out of Hospital's performance under this Agreement, to the extent such liability, loss, damage or expense is not attributable to the negligent act or omission or reckless conduct or willful misconduct of Hospital's Indemnitees.


8.   Termination

This Agreement may be terminated upon the occurrence of any of the following events:

     (a) In the event Sponsor and Hospital cannot agree on a substitute Principal Investigator after a substitute Principal Investigator meeting the requirements of Section 2(a), if any, has been proposed, performance under this Agreement may be terminated by either party upon thirty (30) days prior written notice to the other party. In this event, any license agreement then in effect shall remain unchanged.

     (b) Hospital may terminate this Agreement immediately upon the bankruptcy, liquidation, dissolution or cessation of operations of Sponsor; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Sponsor; or any assignment by Sponsor for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Sponsor which is not dismissed within ninety (90) days of the date on which it is filed or commenced.

     (c) Hospital may terminate this Agreement upon thirty (30) days prior written notice in the event Sponsor fails to make any payment required of Sponsor hereunder in a timely manner; provided such breach is not cured within said thirty (30) day notice period.

     (d) Either party may terminate this Agreement immediately in the event the other party engages in criminal, unprofessional or fraudulent conduct, or if either party engages in any other improper or illegal conduct that materially and adversely discredits or is detrimental to the reputation or standing of the other party.

     (e) Except as otherwise provided above in subparagraph (c), Hospital may terminate this Agreement upon sixty (60) days prior written notice in the event of any material breach by

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Sponsor of any material term or condition hereof, provided such breach is not cured within said sixty (60) day notice period.

     (f) Sponsor may terminate this Agreement upon sixty (60) days prior written notice in the event the Program is suspended by Hospital or the Principal Investigator and a substitute Principal Investigator cannot be agreed upon, or if circumstances reasonably beyond Hospital's control preclude Hospital from continuing the Program, and such suspension of the Program exceeds sixty
(60) consecutive days or ninety (90) days in the aggregate in any year during the term (or renewal) of this Agreement.

     (g) Sponsor shall have the right to terminate this Agreement at any time upon three (3) months prior written notice to Hospital, and upon payment by Licensee of all amounts due Hospital through the effective date of termination, including any "noncancellable obligations" incurred by Hospital prior to notice of termination. "Noncancellable obligations" shall include, but not be limited to salaries and benefits for Program personnel for the remainder of the contract year in which the effective date of termination falls, but excluding overhead on such salaries. Hospital shall make reasonable efforts to mitigate such salary expense obligation by redeploying such personnel to other funded projects.

     (h) Sponsor may terminate this Agreement upon sixty (60) days prior written notice for cause (which, as used herein, means the material breach by the Hospital of any material term of this Agreement); provided such breach is not cured within said sixty (60) day period.


9.   Effect of Termination

Except as otherwise provided herein, termination of this Agreement shall not be construed to release either party from any obligation hereunder which has matured prior to the date of said termination. Notwithstanding anything herein to the contrary, during the term of this Agreement, in the event Sponsor terminates the Agreement without cause or in the event Hospital terminates this Agreement in accordance with any of subparagraphs (b), (c), (d), or (e) of
Section 8 above, Hospital shall be under no further obligation to grant to Sponsor any further options or licenses hereunder and Hospital may terminate any licenses or options granted to Sponsor prior to the date of any such termination. During any subsequent renewal period, in the event Sponsor terminates the Agreement without cause or in the event Hospital terminates this Agreement in accordance with any of subparagraphs (b), (c), (d), or (e) of
Section 8 above, Hospital shall be under no further obligation to grant to Sponsor any further options or licenses hereunder and Hospital may terminate any licenses or options granted to Sponsor during the renewal period prior to the date of any such termination.


10.  Communications.

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     (a) Hospital agrees that Sponsor shall be advised of the progress of the
Program by verbal reports as reasonably requested by Sponsor and by written reports reviewing such progress prepared under the supervision of the Principal Investigator and submitted to Sponsor following the written request of Sponsor, but no more frequently than quarterly during the Period of Performance specified in Paragraph 1 above. A Final Written Report relating to the Program shall be submitted to Sponsor no later than sixty (60) days after the expiration of the period of performance specified in Paragraph 1 above.

     (b) Upon termination of this Agreement prior to expiration of the Period of Performance specified in Paragraph 1 above, the Principal Investigator shall submit to Sponsor an Investigator's Final Report in a form mutually agreed upon by Hospital and Sponsor.

     (c) All medical/scientific and other communications, reports and notices shall be delivered by hand, by facsimile or sent by first class mail postage prepaid and addressed as follows:

If to Sponsor:
                   President
                   OraPharma, Inc.
                   732 Louis Drive
                   Warminster, Pennsylvania 18974

If to Hospital:
                   Samy Ashkar, Ph.D. and Anthony Atala, MD
                   Children's Hospital
                   300 Longwood Avenue
                   Boston, MA 02115

With a copy to:
                   Director, Technology Transfer
                   Children's Hospital
                   300 Longwood Avenue
                   Boston, MA 02115

     (d) All reports submitted to Sponsor under this Paragraph 10, whether verbal or in writing, shall be held in confidence by Sponsor, unless otherwise agreed in writing by Hospital and Sponsor.


11.  Use of Names

     Sponsor shall not use the name of Children's Medical Center Corporation or Children's Hospital nor the name of any of its corporate affiliates or employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from CMCC in each case, except that Sponsor may state that it is licensed by CMCC under one or more of the patents and/or applications comprising the Patent Rights, and Sponsor may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws. To seek CMCC's consent for a given use of the name of CMCC (or its affiliates or employees), Sponsor may telefax the proposed statement to the Children's Hospital Public Affairs Office. The Public Affairs Office shall make reasonable efforts to respond promptly. The parties may create an Appendix to this Agreement setting forth statements approved by CMCC that Sponsor may make, which Appendix may be amended from time to time by mutual consent.


12.  Assignment

     (a) Except as otherwise provided herein, this Agreement is not assignable in whole or in part, and any attempt to do so shall be void.

     (b) Either party may assign this Agreement at any time to any affiliate of such party without the prior consent of the other party.

     (c) Except as otherwise provided in subparagraph (b) above and (d) below, Sponsor may assign this Agreement to another entity only with the prior written consent of Hospital, which consent shall not be unreasonably withheld or delayed.

     (d) Notwithstanding anything herein to the contrary, in the event Sponsor merges with another entity, is acquired by another entity, or sells all or substantially all of its assets to another entity, Sponsor may assign its rights and obligations hereunder to, in the event of a merger or acquisition, the surviving entity, and in the event of a sale, the acquiring entity, without Hospital's consent so long as: (i) Sponsor is not then in breach of this Agreement; (ii) the proposed assignee has a net worth at least equivalent to the net worth Sponsor had as of the date of this Agreement; (iii) the proposed assignee has available resources and sufficient scientific, business and other expertise to satisfy Sponsors obligations hereunder; (iv) Sponsor provides written notice of the assignment to Hospital, together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least twenty (20) days prior to the effective date of the proposed assignment; and (v) Hospital receives from the proposed assignee, in writing, at least twenty (20) days prior to the effective date of the assignment: (aa) reaffirmation of the terms of this Agreement; (bb) an agreement to be bound by the terms of this Agreement; and (cc) an agreement to perform the obligations of Sponsor under this Agreement.

     (e) Any assignment in violation of this Paragraph 12 shall be null and void and of no force or effect.

13.  General Provisions

     (a) All rights and remedies hereunder will be cumulative and not alternative, and this Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

     (b) This Agreement may be amended only by written agreement signed by both parties.

     (c) Sponsor and Hospital agree to conduct the Program in accordance with all applicable Federal, State and local laws and regulations, as well as with applicable regulations of Hospital. Hospital agrees to obtain all necessary Committee on Clinical Investigation approvals.

     (d) It is expressly agreed by the parties hereto that Hospital and Sponsor are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. Neither party has the authority to bind the other.

     (e) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, negotiations and other communications between the parties, whether written or oral, with respect to the subject matter hereof.

     (f) If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

     (g) NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO THE OTHER PARTY HEREUNDER AND HEREBY DISCLAIMS THE SAME. HOSPITAL SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY SPONSOR OR ANY LICENSEE OR OTHERS RESULTING FROM USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT, EXCEPT AS PROVIDED IN SUBPARAGRAPH 7(b) ABOVE.

     (h) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

     (i) Each party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     (j) The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHILDREN'S MEDICAL CENTER CORPORATION       ORAPHARMA, INC.

By: /s/ William New                         By: /s/ Michael Kishbauch
    -----------------------------------         ---------------------------
William New                                 Name: Michael Kishbauch
                                                  -------------------------
Vice President, Research Administration     Title: President and CEO
                                                   ------------------------
Date: 1/20/99                               Date: 1/22/99
      ---------------------------------           -------------------------



ACKNOWLEDGED BY:



/s/ Samy Ashkar                             /s/ Anthony Atala
-------------------------                   ---------------------------
Samy Ashkar, Ph.D.                          Anthony Atala, M.D.

                                 APPENDIX A-1

Part 1

[The confidential material contained herein has been omitted and has been separately filed with the commission.]

Part 2.

[The confidential material contained herein has been omitted and has been separately filed with the commission.]

Part 3.

[The confidential material contained herein has been omitted and has been separately filed with the commission.]

Part 4:

[The confidential material contained herein has been omitted and has been separately filed with the commission.]

Part 5

[The confidential material contained herein has been omitted and has been separately filed with the commission.]

                                 APPENDIX A-2

[The confidential material contained herein has been omitted and has been separately filed with the commission.]

                                  APPENDIX B

Name:   Samy Ashkar             Active: X    Pending:    None:
1. Source and identifying number: N.I.H.        P.I.: H. Cantor
2. Title: T-cell Populations in Transplantation Immunity
3. Your role on project: Co-Investigator        % Effort: 10%
4. Specific aims of project: This grant is currently a merit award to HC. This grant is funding a study into the role of osteopontin in T-cell and macrophage development with special emphasis on transplantation immunity
5. Describe scientific and budgetary overlap: None


Name:   Samy Ashkar             Active: X    Pending:    None:
1. Source and identifying number: N.I.H.        P.I.: Michael Freeman
2. Title: Prostate cancer bone interaction: Regulated secretion of EGFR ligands.
3. Your role on project: Consultant             % Effort: 2%
4. Specific aims of project: To study the role of EGF-like molecules in mediating prostate cancer metastasis to bone
5. Describe scientific and budgetary overlap: None


Name:   Samy Ashkar             Active: X    Pending:    None:
1. Source and identifying number: N.I.H.        P.I.: G. Weber
2. Title: Role of CD44 in T-Cell activation.
3. Your role on project: Collaborator           % Effort: 5%
4. Specific aims of project: To Study the Role of CD44 in T-cell development and clonal deletion
5. Describe scientific and budgetary overlap: None


Name:   Samy Ashkar             Active: X    Pending:    None:
1. Source and identifying number: Mass Department of Public Health
2. Title: Molecular Mechanisms of Bone Specific Metastasis
3. Your role on project: Principle Investigator      % Effort: 40%
4. Specific aims of project: To investigate the Role of CD44 and OPN in specific recruitment of Tumor Cells to Bone
5. Describe scientific and budgetary overlap: None


Name:   Samy Ashkar             Active: X    Pending:    None:
1. Source and identifying number: NIH
2. Title: Osteopontin biomimetics and gene expression in Xenoenviroments
3. Your role on project: Principle Investigator      % Effort: 40%
4. Specific aims of project: Several biomimetics molecules have been constructed to modulate the in vivo behaviour of tissue in response to transplanted material.
5. Describe scientific and budgetary overlap: No budgetary overlap. Effort will be adjusted accordingly


Name:   Samy Ashkar             Active: X    Pending:    None:
1. Source and identifying number: NIH
2. Title: Chimeric Molecules Enhances apatite osseoinduction  Juan Loza PI
3. Your role on project: Collaborator           % Effort: 10%
4. Specific aims of project: To test several recombinant molecules that have been engineered to bind to apaptite in accelerating osseointegration.
5. Describe scientific and budgetary overlap: No budgetary overlap. Effort will be adjusted accordingly


Name:   Samy Ashkar             Active: X    Pending:    None:
1. Source and identifying number: NIH
2. Title: Polar lipids effects on bone regeneration  L. Capio PI
3. Your role on project: Co-PI                  % Effort: 10%
4. Specific aims of project: A pilot study on the involvement of polar lipids in bone healing and regeneration
5. Describe scientific and budgetary overlap: No budgetary overlap. Effort will be adjusted accordingly


Name:   Samy Ashkar             Active: X    Pending:    None:
1. Source and identifying number: NIH
2. Title: Effect of diabetes on implant wound healing.  J. Fiorellini PI
3. Your role on project: Consultant             % Effort: 10%
4. Specific aims of project: To investigate the molecular mechanisms that result in diabetes mediated impairment of healing.
5. Describe scientific and budgetary overlap: No budgetary overlap. Effort will be adjusted accordingly


Name:   Samy Ashkar             Active: X    Pending:    None:
1. Source and identifying number: NIH
2. Title: Cell and matrix modifications to Enhance Wound Healing.
3. Your role on project: Principal Investigator        % Effort: 10%
4. Specific aims of project: A biomimetic approach to accelerating and modifying cutaneous and skeletal wound healing
5. Describe scientific and budgetary overlap: None


Name:   Samy Ashkar             Active: X    Pending:    None:
1. Source and identifying number: March of Dimes
2. Title: Biomimetic biomaterial in the correction congenital abnormalities of the oral tissues
3. Your role on project: Principle Investigator         % Effort: 10%
4. Specific aims of project:
5. Describe scientific and budgetary overlap: None


Name:   Samy Ashkar             Active: X    Pending:    None:
1. Source and identifying number: Harvard interquad research grant
2. Title: Third generation of guided tissue regeneration material in periodontology
3. Your role on project: Principle Investigator         % Effort: 10%
4. Specific aims of project: Design and applications for novel bio-membranes in periodontology. A tissue engineering approach
5. Describe scientific and budgetary overlap: None

                                  APPENDIX C

Anthony Atala, M.D.
Laboratory for Tissue Engineering and Cellular Therapeutics
Current Projects

[The confidential material contained herein has been omitted and has been separately filed with the commission.]

                                  APPENDIX D

                    BIOLOGICAL MATERIAL TRANSFER AGREEMENT
                         For Materials Resulting from
               Research Sponsored or Licensed to OraPharma, Inc.
                 Children's Hospital to Nonprofit Institution

Definitions

Provider:   Children's Medical Center Corporation, 300 Longwood Avenue, Boston,
MA 02115.

Provider's Scientist:
                       ---------------------------------------------------------

Recipient: Institution receiving the Original Material, (Name and address of Institution)

--------------------------------------------------------------------------------

Recipient's Scientist is:
                       ---------------------------------------------------------

Original Material:
                  --------------------------------------------------------------

Material: Original Material plus Progeny and Unmodified Derivatives. The Material shall not include (i) Modifications or (ii) other substances created by the Recipient through the use of the Material which are not Progeny or Unmodified Derivatives.

Progeny: unmodified descendant from the Material, such as virus from virus, cell from cell, or organism from organism.

Unmodified Derivatives: substances created by Recipient which constitute an unmodified functional sub-unit or an expression product of the Original Material. Some examples include: subclones of unmodified cell lines, purified or fractionated sub-sets of the Original Material, proteins expressed by DNA/RNA supplied by Provider, monoclonal antibodies secreted by a hybridoma cell line, sub-sets of the Original Material such as novel plasmids or vectors.

Modifications: substances created by Recipient which contain/incorporate the Material (Original Material, Progeny or Unmodified Derivatives).

Field of Use:

Terms and Conditions

1. PROVIDER has certain ownership rights and/or certain other interests in the MATERIAL and has granted certain of these rights in and to the MATERIAL to OraPharma, Inc. to permit them to develop and transfer to market various products which have been or will be derived or produced from the MATERIAL. PROVIDER has retained the right to use the MATERIAL and to license other non-profit research organizations to use the MATERIAL in the Field of Use solely for their own non-commercial, research purposes. The MATERIAL is to be used by RECIPIENT solely for research purposes at RECIPIENT's institution only as described in the attached letter and only under the direction of the Recipient's Scientist; and RECIPIENT shall not assign or sublicense any rights to use the MATERIAL without the prior written consent of PROVIDER and OraPharma, Inc. The MATERIAL will not be used in human subjects or in clinical trials involving human subjects without the written permission of PROVIDER.

2. RECIPIENT'S SCIENTIST is permitted to publish the results of the research utilizing the MATERIAL. To the extent supplies are available, PROVIDER or Provider's Scientist agrees to make the MATERIAL available under an agreement similar to this one to other scientists (at least those at non-profit or governmental institutions) who wish to replicate Recipient's Scientist's research. The Recipient's Scientist agrees not to transfer the MATERIAL to anyone who does not work under his or her direct supervision at RECIPIENT's institution without the prior written consent of PROVIDER and OraPharma, Inc.. Recipient's Scientist shall refer any request for the MATERIAL to PROVIDER.

3. (a) Upon notice to PROVIDER and under a UBMTA (or an agreement at least as protective of PROVIDER's rights), RECIPIENT may distribute Modifications to non-profit or governmental organizations for research purposes only.

     (b) Upon written permission from PROVIDER and OraPharma, Inc., RECIPIENT may distribute Modifications for commercial use. It is recognized by RECIPIENT that such commercial use may require a commercial license from OraPharma, Inc. and OraPharma, Inc. has no obligation to grant such a commercial license.

4. (a) Ownership of tangible property as between PROVIDER and RECIPIENT is defined in Attachment A.

     (b) RECIPIENT is free to file patent applications claiming inventions made by RECIPIENT through the use of the MATERIAL but agrees to notify PROVIDER prior to filing a patent application claiming Modifications or uses of the MATERIAL or inventions made through the use of the MATERIAL.

     (c) If research involving the MATERIAL results in any invention or substance which may be commercially useful, RECIPIENT and RECIPIENT'S SCIENTIST will promptly disclose to PROVIDER in confidence the invention or substance and provide PROVIDER with samples of the derived material. In addition, RECIPIENT and RECIPIENT'S SCIENTIST will notify any other entity which has supported the research which included the MATERIAL of PROVIDER's and OraPharma, Inc.'s role as the source of MATERIAL. RECIPIENT and RECIPIENT'S SCIENTIST will take all reasonable steps to see that PROVIDER and OraPharma, Inc. are provided with appropriate recognition for their contributions, such as, a first option to negotiation in good faith and on reasonable terms, an exclusive license (subject to the rights of any Government or non-profit sponsor) to use the invention or substance or a reduced royalty should the parties agree to a non-exclusive license.

5. Except as expressly provided in this Agreement, no rights are provided to RECIPIENT under any patents, patent applications, trade secrets or other proprietary rights of PROVIDER. In particular, no rights are provided to use the MATERIAL or Modifications and any related patents of PROVIDER for profit-making or commercial purposes, such as sale of the MATERIAL or Modifications, use in manufacturing, provision of a service to a third party in exchange for consideration (not including sponsored research activities).

6. The provision of the MATERIAL to RECIPIENT shall not alter any preexisting right to the MATERIAL.

7. Any MATERIAL delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. THE MATERIAL IS PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, AND RECIPIENT AGREES THAT CHILDREN'S HOSPITAL CORPORATION, CHILDREN'S MEDICAL CENTER CORPORATION, PROVIDER'S SCIENTIST, AND THEIR RESPECTIVE EMPLOYEES, AGENTS, AND TRUSTEES HAVE NO LIABILITY IN CONNECTION WITH SUPPLYING RECIPIENT WITH THE MATERIAL OR RECIPIENT'S USE OF THE SAID MATERIAL.

8. RECIPIENT agrees to waive all claims against Children's Medical Center Corporation, any of its corporate affiliates, and provider's scientist, and OraPharma and its affiliates and Sublicensees and their respective employees, professional staffs, agents, volunteers, officers, and trustees, and to defend and indemnify and hold harmless Children's Medical Center Corporation, any of its corporate affiliates, and Provider's Scientist, and OraPharma and its affiliates and Sublicensees, and their respective employees, professional staffs, agents, volunteers, officers, and trustees from all claims and damages asserted by Recipient or third parties arising from the use, storage, handling or disposal of the Material or Modifications.

9. This Agreement shall not be interpreted to prevent or delay publication of research resulting from the use of the MATERIAL or Modifications. Recipient's Scientist agrees to provide appropriate acknowledgment of the source of the MATERIAL in all publications.

10. RECIPIENT agrees to use the MATERIAL in compliance with all applicable statutes and regulations, including, for example, those relating to research involving the use of animals or recombinant DNA.

11.  (a) This Agreement will terminate on the earliest of the following dates:
     (1) when the MATERIAL becomes generally available from third parties, for example, through reagent catalogs or from public depositories, or (2) on completion of Recipient's current research with the MATERIAL, or (3) on thirty (30) days written notice by either party to the other, or (4) on the
     following date         . Paragraphs 4(c)(as to OraPharma, Inc.'s option),
     7, 8 and 11 shall survive termination.

     (b) If termination should occur under 11(a)(1), RECIPIENT shall be bound to the PROVIDER by the least restrictive terms applicable to MATERIAL obtained from the then available sources.

     (c) Except as provided in 11(d) below, on termination of this Agreement under 11(a)(2),(3), or (4) above, RECIPIENT will discontinue its use of the MATERIAL and will, upon direction of PROVIDER, return or destroy any remaining MATERIAL. RECIPIENT will also either destroy Modifications or remain bound by the terms of paragraphs 3, 4 and 5 as they apply to Modifications.

     (d) In the event PROVIDER terminates this Agreement under 11(a)(3) other than for breach of this Agreement or with cause such as an imminent health risk or patent infringement, PROVIDER will defer the effective date of termination for a period of up to one year, upon request from RECIPIENT to permit completion of research in progress.

If these terms and conditions are acceptable, please sign this Agreement and have it cosigned by a duly authorized representative of the Recipient and return one copy to the Director of Technology Transfer at Children's Hospital. A specimen of the Material will be forwarded promptly upon receipt of the signed copy.


-------------------------------------------------
Children's Hospital Researcher

-------------------------------------------------              -------------
Donald P. Lombardi, Director, Technology Transfer              Date


ACCEPTED BY RECIPIENT:

-------------------------------------------------
Scientist

-------------------------------------------------
Authorized Official

-------------------------------------------------              -------------
Title                                                          Date


                                  Attachment A

Belonging to PROVIDER

MATERIAL

     Original Material Progeny
     Unmodified Derivatives

Belonging to RECIPIENT

Modifications (however, PROVIDER retains ownership rights to any form of the MATERIAL included therein)

Those substances created through the use of the MATERIAL or Modifications, but which are not Progeny, Unmodified Derivatives or Modifications (e.g., do not contain the Original Material or Unmodified Derivatives).

                                      22